Exhibit 99.2

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by SunEdison, Inc. (the “Company”) in connection with the offering and sale of up to 34,500,000 shares of the Company’s common stock, par value $.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-191053), as supplemented by a preliminary prospectus supplement dated September 10, 2013 and a final prospectus supplement dated September 12, 2013. All expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission registration fee	$34,117.05
Printing expense	25,000.00
Accounting fees and expense	82,500.00
Legal fees and expense	102,500.00
Miscellaneous expenses	5,882.95

Total	$250,000.00